Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "EQUITY TECHNOLOGIES & RESOURCES, INC.", CHANGING ITS NAME FROM "EQUITY TECHNOLOGIES & RESOURCES, INC." TO "VIRTUALHEALTH TECHNOLOGIES, INC.", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF AUGUST, A.D. 2006, AT 3:01 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

2153848 8100

060792255

AUTHENTICATION: 5006914

DATE: 08-29-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:54 PM 08/24/2006
FILED 03:01 PM 08/24/2006
SRV 060792255 - 2153848 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF EQUITY TECHNOLOGIES & RESOURCES, INC.

(Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware)

Pursuant to the provisions of the Delaware General Corporation Law, Equity Technologies & Resources, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), whose original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 4, 1988, under the name Sherry Lyn Corporation.

DOES HEREBY CERTIFY:

1. That the name of the Corporation is Equity Technologies & Resources, Inc.

2. That at a meeting of the Board of Directors of the Corporation held on July 20, 2006, resolutions were duly adopted setting forth this proposed Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for a vote of the stockholders of the Corporation on such Amended and Restated Certificate of Incorporation in accordance with the provisions of Section 242 and 245 of the DGCL. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

FIRST. The name of the Corporation is VirtualHealth Technologies, Inc.

SECOND. The Corporation will have perpetual existence.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH. The aggregate number of shares of capital stock that the Corporation will have authority to issue is One Hundred Ten Million (110,000,000), of which, 100,000,000 shall be shares of Common Stock, having a par value of $0.001 per share, and 10,000,000 shall be shares of Preferred Stock, having a par value of $0.001 per share.

The Corporation redesignates one series of Preferred Stock, Class B, non-voting, consisting of 300,000 authorized shares.

In addition, the Board of Directors is hereby authorized to establish out of the authorized but unissued shares, additional series of the Preferred Stock and to fix and determine the relative rights and preferences of the shares of any series so established.

FIFTH. No stockholder of the Corporation will, solely by reason of holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such stockholder. The Board of Directors may authorize the issuance of, and the Corporation may issue, shares of any class of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase any such shares, without offering any shares of any class to the existing holders of any class of stock of the Corporation.

SIXTH. At all meetings of stockholders, a quorum will be present if the holders of a majority of the shares entitled to vote at the meeting are represented at the meeting in person or by proxy.

SEVENTH. Stockholders of the Corporation will not have the right of cumulative voting for the election of directors or for any other purpose.

EIGHTH. The Board of Directors is expressly authorized to alter, amend or repeal the Bylaws of the Corporation or to adopt new Bylaws.

NINTH. (a) The Corporation will, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, indemnify any and all persons it has power to indemnify under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law. Such indemnification may be provided pursuant to any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his director or officer capacity and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director, officer, employee or agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

(b) If a claim under the preceding paragraph (a) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the laws of the State of Delaware nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders)

that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

TENTH. To the fullest extent permitted by the laws of the State of Delaware as the same exist or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article will not increase the personal liability of any director of the Corporation for any act or occurrence taking place before such repeal or modification, or adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of this Article.

ELEVENTH. The address of the Corporation's registered office is 615 South DuPont Highway, Dover, County of Kent, Delaware 19901 and the name of its initial registered agent at that address is Capitol Services, Inc.

3. That the stockholders of the Corporation, by written consent dated July 21, 2006, duly adopted resolutions approving the above-referenced Amended and Restated Certificate of Incorporation accordance with the provisions of Section 242 and 245 of the DGCL.

4. This Amended and Restated Certificate of Incorporation provides for a redesignation of issued shares of the Corporation's Common Stock, Class A, and the manner in which the redesignation is effected is as follows:

> Each outstanding share of the Corporation's Common Stock, Class A is reclassified to represent one one hundredth of one share of the Corporation's Common Stock under this Amended and Restated Certificate of Incorporation; provided that no fractional shares shall be issued as a result of such reclassification and in lieu of such fractional share, the holder thereof shall receive one full share of Common Stock under this Amended and Restated Certificate of Incorporation.

5. The manner in which this Amended and Restated Certificate of Incorporation effects a change in the amount of the Corporation's stated capital is as follows:

> The amount of stated capital is being increased from $30,000 (300,000,000 x $.0001) to $300 (3,000,000 x $.0001) as a result of the reclassification of the Common Stock, Class A, then increased to $100,000 (100,000,000 x $.001); decreased from $1,000 to $0 as a result of the elimination of the Common Stock, Class B; and increased from $2,400 (2,400,000 x $.001) to $10,000 (10,000,000 x $.001) as a result of the increased number of authorized shares of Preferred Stock issuable under this Amended and Restated Certificate of Incorporation.

******

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed and attested as of the 24th day of August, 2006.

EQUITY TECHNOLOGIES & RESOURCES, INC.

By: [signature]
Name: JAMES E. MCCLARD
Title: PRESIDENT/CEO